SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549






                                 FORM 8-K

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   January 17, 1996



                            AmeriConnect, Inc.
             (Exact name of registrant as specified in its charter)


Delaware                        0-18654                   48-1056927
(State or other jurisdiction    (Commission File Number)  (IRS Employer
of incorporation)                                         Identification
                                                          No.)


           6750 West 93rd Street, Suite 110, Overland Park, Kansas 66212
     (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code    (913) 341-8888




(Former name, former address, if changed since last report)

Item 5.  Other Events.

          AmeriConnect, Inc. ("AmeriConnect") and Phoenix Network, Inc. ("Phoenix") issued a joint press release on January 17, 1996, a copy of which press release is attached hereto as Exhibit 99, relating to their announcement that they have signed a letter of intent to merge AmeriConnect and Phoenix in a stock-for-stock transaction.


Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

        99     Press Release, issued January 17, 1996

                                 SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                      AMERICONNECT, INC.


Date:  January 17, 1996               By:  /s/ Robert R. Kaemmer
                                           Robert R. Kaemmer
                                           Chairman of the Board, Chief
                                           Executive Officer and President

                               EXHIBIT INDEX


Exhibit                                                         Sequentially
Number                            Exhibit                       Numbered Page

99                Press Release, issued January 17, 1996             5

                                EXHIBIT 99

NEWS RELEASE


                 Phoenix Network and AmeriConnect to Merge



SAN FRANCISCO, CA; OVERLAND PARK, KS -- January 16, 1996 -- Phoenix Network, Inc. (AMEX:PHX), a San Francisco, California-based long distance reseller and provider of value-added telecommunications services, and AmeriConnect, Inc. (NASD:AMCT), an Overland Park, Kansas-based long distance reseller and provider of value-added telecommunication services, announced today that they have signed a letter of intent to merge these two long distance companies in a stock-for-stock transaction. The parties intend to negotiate a definitive merger agreement in the next several weeks. In the merger, Phoenix Network, Inc. expects to issue approximately 4 million new shares in exchange for the outstanding shares of AmeriConnect, Inc. The closing will take place on or about May 15, 1996, pending the obtaining of all necessary regulatory approvals and approval of the shareholders of both companies. The merger will be accounted for as a pooling of interests.

In describing the merger with AmeriConnect, Wallace Hammond, President and CEO of Phoenix Network, said "Phoenix and AmeriConnect are a good fit because the two companies are so similar. We use the same carriers, our operations are similar and we have both performed under the scrutiny of public ownership for quite some time. The merger represents tremendous opportunities for both companies because of the underlying synergies which these similar operations produce. Having like carriers will allow us to further reduce our carrier costs on both the Phoenix Network and AmeriConnect traffic. Additionally, the combined company will gain efficiencies by bringing in house certain of AmeriConnect's provisioning and billing functions, which AmeriConnect now outsources, as well as gain economies of scale in customer service and administrative areas."

"The thing that makes this deal even more appealing is that the combined entity will have as an executive a respected industry leader like Bob Kaemmer," Hammond continued. "I am very pleased that Bob will be a Vice President of the surviving company and the head of its midwest operations. His management expertise and industry-wide knowledge will also be utilized as the company steps up its acquisition activities and continue on the path of disciplined revenue growth which is accretive to earnings per share."

Robert R. Kaemmer, AmeriConnect's President and CEO, said "We are extremely excited by the prospect of joining AmeriConnect and Phoenix as a single team. When we first contemplated a merger with another company, we recognized that, upon the closing of the transaction, our shareholders would be shareholders of the surviving company. Phoenix's positive operating results over the last six fiscal quarters and our confidence in their growth strategy were two of the determining factors in our decision to join forces in a move which we believe will position the combined company to be successful in the resale industry."

Phoenix Network, Inc. is one of the nation's largest and oldest publicly traded long distance resellers. In addition to its core long distance offerings, Phoenix Network provides conference calling, travel cards, debit cards, international call-back, Internet access, custom invoices, management reports and a variety of additional products and services.

AmeriConnect, Inc. is a switchless reseller providing long distance and other telecommunication services targeted toward small to medium-sized businesses, which services include switched and dedicated WATS services, 800 services, travel card services, international calling, digital data line service, conference calling, debit cards, Internet access, and customized billing and telemanagement services.

Contact:  Phoenix Network, Mary Ellen Warner, Investor Relations, at
          (415) 399-3352

          AmeriConnect, Janet Flynn, Investor Relations, at (913) 341-8888.